Form 3 — Joint Filer Information
Exhibit 99-3

Name:	MetLife Reinsurance Company of South Carolina, Trust Account B ***
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Neuberger Berman High Yield Strategies Fund Inc.(“NHS”)
Date of Event Requiring Statement:	September 18, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Associate General Counsel
***MetLife Reinsurance Company of South Carolina, Trust Account B as direct owner/purchaser of $10,738,000 Floating Rate Senior Note, Series A Note Due September 18, 2023 by Metropolitan Life Insurance Company, the indirect owner and investment manager.